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                                                                    EXHIBIT 10.2



SUBLEASE

     This Sublease is made as of the 27th day of July, 1998, by and between GTE Intelligent Network Services Incorporated, a Delaware corporation ("Subtenant"), and Micro-Media Solutions Inc., a Texas corporation and successor in interest to Media Solutions ("Sublandlord").

     RECITALS

     A. Sublandlord is the tenant under that certain Lease Agreement dated as of June 6, 1994 as amended by Addendum to Lease Agreement, dated March 11, 1996, and as further amended by Second Amendment to Lease Agreement, dated concurrently herewith (collectively, the "Master Lease") with WBH, Ltd., a Texas limited partnership and successor in interest to W.B. Houston & Company (the "Landlord"). A copy of the Master Lease, with certain economic terms deleted, is attached hereto as Exhibit A. Pursuant to the Master Lease, Sublandlord is leasing approximately 36,100 rentable square feet of space (the "Premises"), with 19,100 square feet in the building located at 1210 East Fifth, Austin, Texas, and 17,000 square feet in the building located at 501 Waller, Austin, Texas.

     B. Sublandlord desires to sublease to and Subtenant desires to sublease from Sublandlord a certain portion of the Premises located at 501 Waller, Lots 10-12, Block 4, Outlot 3, Division A, City of Austin, Travis County, Texas (the "Building") consisting of approximately 10,000 rentable square feet of floor space (the "Subleased Premises") more particularly shown on Exhibit B, attached hereto.

     AGREEMENT

     The parties hereto agree as follows:

     1. Sublease. Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires, subleases and takes from Sublandlord the Subleased Premises.

     2. Term. The term of this Sublease shall commence on the later of the execution and delivery of this Sublease by Sublandlord, Subtenant, and Landlord, or delivery of the Subleased Premises to Subtenant ("Commencement Date"). The term shall end, unless sooner terminated as provided herein, on the day proceeding the 10th anniversary of the Commencement Date. Sublandlord shall deliver the Subleased Premises to Subtenant by not later than August 17, 1998.

     3. Rent.

         3.1 Base Rent. Commencing on the Commencement Date, Subtenant shall pay monthly base rent ("Base Rent") during


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the term of this Sublease of $3.75 per square foot per year ($3,125 per month).
On each anniversary of the Commencement Date, the Base Rent shall increase by 3%, as shown on Exhibit "F".

         3.2 Additional Rental. In addition to Base Rent, commencing with the calendar year which begins on January 1, 1999 and for each calendar year thereafter, Subtenant shall pay, as Additional Rental under this Sublease, Subtenant's pro rata share of all increases in Additional Rental that are passed through to Sublandlord pursuant to Section 3.2 of the Master Lease. Subtenant's pro rata share is determined by multiplying 27.70% (the "Subtenant Escalation Percentage") by the annual increases in Additional Rental for the Premises which are imposed pursuant to the terms of the Master Lease. Commencing January 1, 1999, Subtenant shall reimburse Sublandlord monthly for 1/12 of the pro rata share of such increases as are estimated by Landlord and imposed pursuant to the Master Lease, which amount shall be adjusted to reflect the actual share as determined by and in accordance with the Master Lease. The current Subtenant Escalation Percentage has been calculated by dividing 10,000, which is the total number of rentable square feet in the Subleased Premises, by 36,100, which is the total number of usable square feet in the Premises as provided in the Master Lease. Subtenant shall not be obligated to reimburse Sublandlord (or to pay to Landlord, in the event of a direct lease) the amount of $300 per month that Sublandlord is obligated to pay Landlord pursuant to Section 5 of the Second Addendum.

         3.3 Partial Month. The Base Rent and any Additional Rental shall be prorated as to any partial month.

         3.4 Supporting Documents. Sublandlord agrees to (i) reasonably cooperate with Subtenant, at no cost to Sublandlord, in requesting from Landlord supporting documentation and backup for Operating Expenses used to calculate Additional Rental under the Master Lease, and (ii) make reasonable efforts, not more frequently than once in each calendar year during the term of this Sublease, to obtain Landlord's permission to audit said books and records on Subtenant's behalf and at Subtenant's sole cost and expense. If having obtained Landlord's permission to conduct an audit of Landlord's books and records and, upon completion of such audit an overcharge or other discrepancy is revealed thereby, then to the extent any such amounts have been (a) paid by Subtenant pursuant to the Sublease and (b) refunded to Sublandlord by Landlord, Sublandlord shall reimburse Subtenant


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for its pro rata share of any such overcharge or discrepancy. Sublandlord's sole obligation hereunder shall be to make reasonable attempts to obtain Landlord's cooperation with respect to its books and records and Sublandlord shall not be liable to Subtenant as a result of or in connection with any discrepancy or inaccuracy in Landlord's books, records or method of accounting.

         3.5 No Security Deposit. Subtenant shall not be required to pay a security deposit.

     4. Use. Notwithstanding anything in the Master Lease to the contrary, the Subtenant shall have the following rights:

         4.1 Subtenant's Use of Subleased Premises and Project.

               4.1.1 During Construction. During construction, Subtenant is permitted to store and stage equipment and material in that certain warehouse located outside of the footprint of the R POP, and to engage in welding inside of the Subleased Premises. During construction, Subtenant shall have 24 hour per day, 7 day per week access to and use of the Subleased Premises, freight and passenger elevators and hoists, electricity, water, air conditioning, and other utilities; provided that Subtenant shall pay the actual cost of utilities used by Subtenant outside of generally accepted business hours. Sublandlord and Landlord agree that Subtenant shall be provided with adequate parking for all of Subtenant's contractors during construction. Subtenant's subcontractors, shall not, however park trailers in Landlord's parking lot.

               4.1.2 Throughout Term. Subtenant is permitted (a) to construct, maintain, operate and repair electronic, transmitting and receiving equipment and supporting structures on the Subleased Premises, (b) to construct, maintain, operate and repair an equipment room on the Subleased Premises, including the construction of an upgraded fire suppression system, (c) to install, maintain, operate, and repair electrical and other utility lines, transmission lines, and telecommunications conduit and cabling (collectively, the "Conduits") for any purpose, including, without limitation, connecting the Subleased Premises to other entities located within the Project (as defined in the Master Lease) or at other locations (but only so long as Subtenant has the consent of such other entities), and in such locations on the Project as set forth in plans and specifications, which plans and specifications shall be subject

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to Sublandlord's and Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed, (d) reasonable ingress and egress over existing roadways on the Project for Subtenant's trucks and other vehicles, to maintain Subtenant's equipment and the Conduits (collectively, "Equipment"),
(e) to use the Subleased Premises for any activity related to the provision of telecommunication services, including, without limitation, the right to transmit data, VOX, and other transmissions, (f) access to all Common Areas, including restroom facilities, and (g) to install, maintain, operate and repair condenser units ("Condenser") on the roof of the Building (provided any damage to the roof resulting from such acts by Subtenant shall be repaired at the sole cost of Subtenant), and (h) at Sublessee's sole cost and expense, to upgrade the infrastructure of the Building, including, but not limited to, the fire suppression system, electrical, water, and telecommunications conduit. The Equipment shall include, without limitation, the Condenser, batteries, uninterruptible power supply, fuel tank, and such other equipment as is listed on Exhibit "C" attached hereto and shall be for Subtenant's exclusive use. Subtenant shall have access to and use of the Subleased Premises, the Project and the Conduits, 24 hours per day, 365 days per year.

         4.2 Subtenant's Use of Conduit Ducts. Subtenant shall have the right to install, maintain, operate and repair the Conduits in any of Sublandlord's conduit ducts located on the Project, so long as Subtenant's use of the Conduits does not interfere with Sublandlord's or any subsequent occupant of the Building's use of Sublandlord's or such other occupant's conduit ducts located on the Project. Sublandlord shall not install and shall not permit other tenants of the Building to install equipment in the conduit ducts which interfere with the Equipment. Subtenant shall also have the right to make connections with any offsite telecommunications or other companies whose facilities may be accessed through the Conduits point of entry in the Building or on the Project.

         4.3 Unmanned Use. Sublandlord acknowledges and agrees that the operation of the Subleased Premises may be unmanned during the Sublease Term, and Subtenant shall not be deemed to be in default or breach of this Sublease if Subtenant


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does not have employees, personnel or other agents present at the Subleased
Premises so long as Subtenant complies with all of Subtenant's obligations as set forth in the Sublease, including payment of rent in accordance with this Sublease. Nothing contained in this Sublease shall prevent Subtenant from having employees on site, whether on a permanent or temporary basis.

     5. Initial Installation and Testing. Subtenant shall have the right, at Subtenant's sole cost and expense, at any time following the execution of this Sublease and prior to and after the Commencement Date, to enter upon the Project to carry out any tests, inspections, pre-installation and installation activities on the Project as necessary for the construction and installation of the Equipment, including without limitation, engineering and environmental surveys, physical inspections, soil test borings, and underground trenching. Immediately following the completion of such tests, inspections or pre-installation activities, Subtenant shall, at Subtenant's sole cost and expense, repair any damage to the Project caused by such inspections or pre-installation activities, including repaving and re-landscaping any affected areas of the Project.

Any such entry onto the Project prior to the Commencement Date of the Sublease shall be on all of the terms and provisions of the Sublease, except for Subtenant's obligation to pay rent.

     6. Equipment Ownership; Surrender. Notwithstanding anything to the contrary in the Master Lease, the Equipment shall be the property of and owned by Subtenant throughout the Sublease Term, and shall in no event be deemed fixtures, even if affixed to the Subleased Premises or Project. On or before the Expiration Date or earlier termination of this Sublease, Subtenant shall remove its Equipment from the Subleased Premises and Project. Notwithstanding anything to the contrary in the foregoing, Subtenant shall not be required to remove any Conduits, Subtenant's HVAC Unit (as defined in Section 7.3 below), Subtenant's Generator (as defined in Section 7.4.1 below), or the fire or lightening protection systems being installed pursuant to Section 4.2 of Landlord's Consent, from the Subleased Premises or the Project, all of which if not so removed by Subtenant, which removal shall be at Subtenant's sole option, shall become the property of Landlord upon the Expiration Date or earlier termination of this Sublease. Sublandlord and Landlord hereby expressly waive and release any and all contractual liens and security interests or constitutional and/or statutory liens


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and security interests arising by operation of law or under the Sublease to which Sublandlord or Landlord might now or hereafter be entitled on any of the property of Subtenant, including without limitation, the Equipment, Subtenant's HVAC Unit or Subtenant's Generator. Landlord and Sublandlord further agree that the Equipment, Subtenant's HVAC Unit, and Subtenant's Generator shall be exempt from execution, foreclosure, sale, levy, attachment, for any Subtenant default hereunder, and that the Equipment, Subtenant's HVAC Unit, and Subtenant's Generator may be removed at any time from the Subleased Premises or the Project by Subtenant.

     7. Utilities.

         7.1 Supply of Electrical Power. Landlord shall have no obligation to provide utilities to the Subleased Premises, but Subtenant shall make all its own arrangements in such regard. Subtenant's electrical power requirements are described in Exhibit "D" attached to this Sublease. Since Subtenant has determined that the Building's electrical system does not have sufficient capacity to accommodate Subtenant's needs, Subtenant, at its sole cost and expense, shall upgrade the Building's electrical system, as necessary to accommodate the Equipment and Subtenant's HVAC Unit. Subtenant, at its sole cost and expense, shall install a transformer tying into the Project's bus duct system to obtain the electrical supply for the Subleased Premises and to separately meter Subtenant's electrical power usage at the Subleased Premises.

          7.2 Payment for Electrical Usage. Subtenant shall have its electrical usage directly metered and shall pay the local public utility directly for all such electric usage (including electrical usage for Subtenant's HVAC Unit, as defined below) as shown by such meters.

          7.3 Subtenant's HVAC Units. In addition, or at Subtenant's option, instead of, the HVAC utilities supplied to the Subleased Premises by Sublandlord, Subtenant shall have the right, at Subtenant's option, to install in the Subleased Premises or elsewhere on the Project, in such location as reasonably approved by Landlord, one or more separate self-contained twenty-four
(24) hour a day heating, ventilation and air-conditioning ("HVAC") HVAC units (collectively, whether one or more, "Subtenant's HVAC Unit") subject to Landlord's prior approval of the plans and specifications for the work and


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electrical requirements of Subtenant's HVAC Unit, which approval shall not be unreasonably withheld, conditioned, or delayed. Subtenant shall pay all costs of electrical power for such unit in the manner set forth in Section 7.2 above.

         7.4 Emergency Power Generators.

               7.4.1 Installation of Subtenant's Generators. Subtenant shall have the right, at any time during the Sublease Term, at Subtenant's option and at Subtenant's sole cost and expense to (a) install one or more emergency power generators (collectively, whether one or more, "Subtenant's Generator") on the Subleased Premises or elsewhere on the Project, in such location as reasonably approved by Landlord, to provide back-up emergency power for the Equipment and for Subtenant's HVAC Unit, and (b) store fuel on the Subleased Premises or elsewhere on the Project, in such locations and in such manner as reasonably approved by Landlord, in such amounts as Subtenant reasonably determines necessary for Subtenant's Generator.

     8. No Interference; Relocation.

          8.1 No Interference. Landlord and Sublandlord each agrees that neither it nor its agents, employees, or contractors (collectively, the "Sublandlord Parties") shall interfere in any way, or authorize any other tenant or other third party to take any actions that could interfere in any way, with the Equipment or with Subtenant's access to the Subleased Premises, the Conduits, Subtenant's HVAC Unit, or Subtenant's Generator (the "Interference"). Landlord and Sublandlord each agree that prior to carrying out (or authorizing any other tenant or other third party to carry out) any construction, maintenance or repair activities (other than emergencies, in which case notice shall be given to Subtenant as quickly as possible, with best efforts being made to notify Subtenant prior to commencement of the activity) which are in the vicinity of the Subleased Premises, the Conduits, Subtenant's HVAC Unit, or Subtenant's Generator, Sublandlord and Landlord shall provide three (3) days' prior written notice of such parties' intent to carry out such construction, maintenance or repair work, including the date, time and location in which such work will take place. Notwithstanding any Notices provision in the Sublease, Landlord and Sublandlord shall provide such written notice to the following Subtenant representative at the following address:


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Rick Wyss, Director-Strategic Services, Assets, GTE Support A, 5800 Campus
Circle Drive, Irving, Texas 75063. Subtenant shall have the right to monitor and inspect such work at Subtenant's own risk, and at Subtenant's sole cost and expense. Sublandlord and Sublandlord Parties shall exercise all due care in carrying out such work as they perform, and Landlord shall notify such other parties that they are obligated to exercise due care in carrying out such work. Landlord and Sublandlord shall immediately notify the Subtenant's designated contact person by telephone or facsimile in the event of fire, power failure, bomb threats, or other unplanned events of which Landlord or Sublandlord becomes aware which could adversely impact Subtenant's operations.

          8.2 Remedies. Upon written notice from Subtenant stating with specificity that an Interference has been created in violation of Section 8.1 above, Sublandlord or Landlord, as applicable, shall promptly take all reasonably necessary measures at Sublandlord's or Landlord's, as applicable, sole cost and expense, to eliminate the Interference, including hiring agents to work extended hours, until the Interference is eliminated. If Landlord or Sublandlord, as applicable, does not eliminate the Interference, Subtenant shall have the right, at Subtenant's option, in addition to any other remedy at law or in equity, to (a) eliminate the Interference, and deduct the cost of eliminating the Interference from the Base Rent next due, (b) obtain injunctive relief enjoining or restraining whatever Interference may have occurred or be occurring, without posting a bond or other security and without proving damages, it being expressly recognized by Sublandlord that any Interference will cause irreparable harm to Subtenant which cannot be fully compensable by damages, or
(c) immediately terminate this Sublease, in which event, this Sublease shall be of no further force and effect and Subtenant shall have no further obligations hereunder.

          8.3 Relocation. In no event shall Sublandlord or Landlord relocate Subtenant or the Equipment to other premises, or require Subtenant to relocate its Equipment for any length of time to any other location, either on the Project or elsewhere.


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     9. Access. Notwithstanding anything in the Master Lease to the contrary, access rights shall be established as follows:

         9.1 Subleased Premises. Sublandlord and Landlord acknowledge and agree that the Equipment at the Subleased Premises is highly sensitive, requiring specialized maintenance and care. It is essential to the successful operation of Subtenant's business that access to the Subleased Premises be restricted to Subtenant's employees and agents. Sublandlord and Landlord shall only have access to the Subleased Premises for the purpose of making such alterations, repairs, improvements or additions to the Subleased Premises as required pursuant to this Sublease or the Master Lease. Except in the case of Emergencies, as described below, Sublandlord or Sublandlord Parties shall give no less than two (2) days' prior written notice to Subtenant prior to each entry onto the Subleased Premises and upon each such entry, Sublandlord Parties shall be accompanied by a representative of Subtenant. Sublandlord acknowledges that due to the foregoing reasons, neither Sublandlord nor Landlord shall have a key to the Subleased Premises during the Sublease Term.

          9.2 Emergency Access - Subleased Premises. In the event of an Emergency, Landlord, Sublandlord, or emergency personnel including fire or police department personnel, may use force to enter the Subleased Premises in order to remedy such Emergency; provided, however that Landlord, Sublandlord, and such emergency personnel shall use reasonable efforts to avoid causing damage to or interfering with the Equipment. Subtenant shall, upon receipt of notice from Landlord or Sublandlord, pay for all damage to the Subleased Premises or Project resulting from such forced entry by Landlord, Sublandlord, or such emergency personnel into the Subleased Premises, including without limitation, damage to the door leading into the Subleased Premises due to an Emergency. For purposes of this Section, an "Emergency" shall mean a condition in the Subleased Premises reasonably likely to cause (a) imminent bodily harm to persons at the Project or (b) imminent and substantial damage to the Project.

          9.3 Project. Landlord acknowledges and agrees that in order to accommodate Subtenant's specialized utility needs, Subtenant shall have a key to each and every mechanical room located at the Project which contains equipment or cabling of any kind relating to the Subleased Premises or the Equipment, including without limitation, boiler rooms and electrical rooms (the "Subtenant Access Mechanical Rooms"). Landlord and Sublandlord further acknowledge and agree that it is essential to the successful operation of Subtenant's business that access to each and every Subtenant Access Mechanical Room be restricted in


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order to protect the special requirements of the Equipment and Subtenant's specialized utility needs.

     10. Assignment; Subletting. Subtenant shall have the right, without first obtaining the consent of Landlord or Sublandlord, and without Landlord or Sublandlord having the right of recapture, to assign this Sublease or sublease the Subleased Premises to (a) any entity resulting from a merger or consolidation of Subtenant with any organization; (b) any entity purchasing substantially all of the stock or assets of Subtenant; (c) any entity succeeding to the business and assets of Subtenant; (d) any entity which controls, or is controlled by, is under common control with Subtenant; and (e) any public utility or subsidiary or affiliate thereof. No change of stock ownership or control of Subtenant shall constitute an assignment hereunder.
 Subtenant shall provide Landlord and Sublandlord with written notice of such assignment or sublease within ten (10) days after each such occurrence. Sublandlord shall have the right to payment of all excess sums over the rent payable hereunder after Subtenant's recovery of its out-of-pocket expenses, including, without limitation, brokers' fees, attorneys' fees, and tenant improvements (including the unamortized portion of Subtenant's initial costs of construction). Landlord shall have the right to sell, transfer, or assign its interest under the Master Lease in which event Landlord shall be released from all obligations under this Sublease and the attached Consent after the effective date of such sale, transfer, or assignment and upon the purchaser, transferee or assignee assuming, in writing, Landlord's obligations under the Master Lease, this Sublease, and the attached Consent.

     11. Collocation. Landlord and Sublandlord acknowledge that Subtenant's business to be conducted in the Building requires the installation in the Building of certain communications equipment by certain licensees and customers of Subtenant (collectively, "Customers") in order for such Customers to interconnect with the Equipment or to permit Subtenant to manage or operate such Customers' equipment, or otherwise as may be required pursuant to applicable statutes and regulations. Notwithstanding anything to the contrary contained in
Section 16 of the Master Lease, Landlord and Sublandlord hereby consent in advance to any sublease, license agreement, "collocation agreement" or similar agreement (collectively, "Customer License") between Subtenant and such a Customer for the limited purpose of permitting such arrangements as described above. The


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effectiveness of such advance consent to a particular Customer License is conditioned upon (a) such Customer and Subtenant signing and submitting to Sublandlord and Landlord a Notice and Agreement, in the form attached hereto as Exhibit "E" to this Sublease, and (b) such Customer License being in writing and consistent with the provisions of this Sublease (although Subtenant will only be required to provide Sublandlord and Landlord a copy of the executed Customer License if the Sublandlord or Landlord requests it in writing).

     12. Confidentiality. Landlord and Sublandlord shall keep all Confidential Information of Subtenant confidential; provided nothing herein shall prevent reasonable disclosure to attorneys, accountants, or business consultants, or disclosure required by law, court order, or subpoena. For the purposes of this Sublease, "Confidential Information" includes any data or information pertaining to Subtenant or Subtenant's business, regardless of medium, that is provided by Subtenant to Sublandlord or Landlord, including Subtenant's plans and specifications or electrical power requirements, site plans, or copies of any such information, but excludes any information (a) approved in writing by Subtenant for release to third parties, (b) that Sublandlord or Landlord possesses independently of Subtenant, or (c) that Subtenant places in the public domain.

     13. Approvals; Utilization of Equipment and Subleased Premises. Subtenant's obligations under this Sublease are conditioned upon Subtenant, within ninety
(90) days after the date Subtenant signs the Sublease, (1) obtaining all licenses, permits or other governmental approvals as may be required for Subtenant's proposed use of the Subleased Premises (the "Approvals") and (2) determining to Subtenant's satisfaction, based on Subtenant's independent investigation, that Subtenant will be able to utilize the Equipment and Subleased Premises in the manner permitted under the Sublease. In the event Subtenant determines in its sole discretion that it is unable to obtain any such Approvals or utilize the Equipment and Subleased Premises as set forth above, Subtenant may terminate this Sublease upon written notice to Sublandlord, in which event the parties' obligations under this Sublease shall terminate, effective as of the termination of the Sublease. In the event Subtenant does not so terminate this Sublease within such 90-day period, Subtenant will be deemed to have waived its termination right.


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     14. Master Lease. Except as otherwise expressly provided in this Sublease, the covenants, agreements, terms, provisions and conditions of the Master Lease, all as they relate to the Subleased Premises and are not inconsistent with the terms of this Sublease, are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of the Landlord and the Tenant under the Master Lease shall be deemed the rights and obligations of Sublandlord and Subtenant, respectively, hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant, respectively. In the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control. All references to the default of Subtenant shall refer to the definition of default and shall including the cure periods, grace periods and notice requirements set forth in the Master Lease.

     15. Performance Under Master Lease.

         15.1 Sublandlord's Performance.

               (a) Any obligation of Sublandlord regarding Subtenant's use or occupancy of the Subleased Premises which is contained in this Sublease may be performed by Sublandlord using reasonable efforts to cause the Landlord to perform the same. Sublandlord shall have no obligation to commence any action or incur any expense in order to cause such performance by the Landlord; provided, however, that on Subtenant's request and at Subtenant's cost, Sublandlord shall commence any action or take any steps deemed by Subtenant to be reasonably necessary to enforce Subtenant's rights. If any cash recovery from such action would be paid to Sublandlord, Subtenant shall first receive reimbursement of its actual out-of-pocket costs. Thereafter, any recovery shall be allocated between Sublandlord and Subtenant in proportion to their respective premises.

               (b) Landlord's Compliance. In light of the extremely sensitive nature of Subtenant's Equipment and business operations, Landlord agrees that, notwithstanding the fact that this is a Sublease, Subtenant shall have the right to initiate a direct relationship with Landlord as deemed reasonably necessary by Subtenant if Landlord is not in compliance with the terms of the Master Lease or this Sublease, and such noncompliance results in an adverse effect on Subtenant's Equipment or operations.



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         15.2 Landlord Consent. Whenever the consent of Landlord shall be required under the Master Lease, Sublandlord agrees to use reasonable efforts to obtain such consent. Subtenant shall pay all of Sublandlord's out-of-pocket costs and expenses in connection with obtaining such consent as the same are incurred.

         15.3 Master Lease Effective. Landlord and Sublandlord represent and warrant to Subtenant that the Master Lease is in full force and effect, all obligations of both Landlord and Sublandlord thereunder have been satisfied to date and Sublandlord has neither given nor received a notice of default pursuant to the Master Lease for an event which has not been fully cured.

         15.4 Sublandlord Covenants. Sublandlord covenants as follows: (i) not to voluntarily terminate the Master Lease (except upon terms pursuant to which the Landlord would recognize this Sublease as a direct lease upon all the terms contained herein), (ii) to perform or cause to be performed those obligations of Sublandlord under and otherwise to comply with all provisions of the Master Lease that do not pertain to the Subleased Premises, (iii) to perform or cause to be performed those obligations of Sublandlord under and otherwise comply with all provisions of the Master Lease that pertain to the Subleased Premises and by the terms of this Sublease are expressly not required to be performed by Subtenant, including, without limitation, the obligation to pay rent and additional rent as and when due (iv) not to modify the Master Lease so as to adversely affect Subtenant's rights hereunder, and (v) to take all actions reasonably necessary to preserve the Master Lease. Sublandlord covenants and agrees with Subtenant that upon Subtenant paying the rent required under this Sublease and paying all other charges and performing all of the covenants and provisions on Subtenant's part to be observed and performed under this Sublease, Subtenant shall and may peaceably and quietly have, hold and enjoy the Subleased Premises.

         15.5 Subtenant's Rights. If Sublandlord does not pay rent as required by the Master Lease or takes or fails to take an action which act or failure to act directly and materially affects Subtenant's quiet enjoyment under its Sublease, and there are less than ten (10) days remaining on any applicable cure period under the Master Lease, then, Subtenant may, but shall not be obligated to, (a) enter into a direct lease with Landlord pursuant to Section 15.6 below; or (b) perform or cure such defaults on behalf of Sublandlord. If Subtenant elects option (b), Sublandlord shall reimburse Subtenant for the actual out-of-pocket costs and expenses incurred by Subtenant in performing such obligation or curing such default along with interest on such amounts at the lesser of ten percent (10%) per annum or the maximum legal rate then allowable by law from the date that such sums are expended by Subtenant (the "Default Reimbursement"). Notwithstanding anything to the contrary in this Sublease, if the Default Reimbursement is not paid in full within ten (10) days of a written request for payment by Subtenant and provided Sublandlord has not notified Subtenant in writing that it is, in good faith, contesting the costs incurred by Subtenant in curing such default or performing such obligation, Subtenant may offset the amount of the Default Reimbursement against rental amounts next owing hereunder.

         15.6 Termination of Master Lease. In the event of the threatened cancellation or termination of the Master Lease for any reason whatsoever or of the involuntary surrender of the Master Lease by operation of law prior to the expiration date of this Sublease, Landlord and Subtenant shall enter into a direct lease for the Subleased Premises for the balance of the term of this Sublease and upon the terms hereof, but providing that Landlord shall have no duty to maintain the Subleased Premises except as provided in Section 7.1 of the Master Lease, and providing further that Landlord, at Landlord's sole election, can require that Subtenant perform the maintenance obligations set out in
Section 7.1(i)(b), in which event Landlord shall reimburse Subtenant for the reasonable costs of such maintenance. The direct lease shall be evidenced by an agreement in form and substance reasonably satisfactory to the Landlord and Subtenant. Landlord and Subtenant shall each execute and deliver the direct lease within ten (10) business days after the cancellation or termination of the Master Lease, and Landlord and Subtenant each waive the provisions of any law now or hereafter in effect which may give either party the right of election to surrender or require surrender of possession of the Subleased Premises as a result of such cancellation or termination of the Master Lease. The execution of a direct lease does not waive any claims Landlord and Subtenant may have against Sublandlord for breach of the Lease or this Sublease.

         15.7 Direct Lease. At Subtenant's request, Sublandlord shall cooperate with Subtenant in seeking a termination of the Master Lease with respect to the Subleased

Premises and replacement with a direct lease with the Landlord upon terms acceptable to Subtenant in its sole discretion. Nothing herein shall obligate Landlord to enter into such a direct lease, except on the terms set forth in
Section 15.6 above.

     16. Commissions. Subtenant warrants (i) that it had no dealing with any real estate broker or agent in connection with the negotiation of this Sublease, except for The Staubach Company ("Staubach"), whose commission Subtenant shall pay in accordance with a separate agreement with Staubach, and (ii) that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Sublandlord warrants that (i) it had no dealing with any real estate broker or agent in connection with the negotiation of this Sublease; and (ii) that it knows of no other real estate broker or agent other than Staubach who is or might be entitled to a commission in connection with this Sublease. Subtenant agrees to indemnify, hold and save Sublandlord and Landlord harmless from and against any and all claims for brokerage commissions or finders' fees payable to Staubach pursuant to the aforementioned agreements. The provisions of this Section 16 shall survive the expiration or earlier termination of this Sublease.

     17. Notices. Any notice which may or shall be given by either party hereunder shall be either delivered personally or sent by certified mail, return receipt requested or by nationally recognized overnight courier, addressed as follows:

     Subtenant:          GTE Intelligent Network Services Incorporated
                         c/o Staubach Portfolio Services
                         6750 LBJ Freeway, Suite 1100
                         Dallas, Texas 75240
                         Attn:  Lease Administrator

     With a copy to:     GTE-BAS Service Supervisor
                         William Briley
                         500 East Carpenter Freeway
                         MC -TXD 1911C
                         Irving, Texas 75062

     Sublandlord:        Jose G. Chavez
                         President
                         Micro-Media Solutions, Inc.
                         501 Waller
                         Austin, TX 78702

     With a copy to:     Mitchell Kettrick
                         Vice-President
                         Micro-Media Solutions, Inc.
                         501 Waller
                         Austin, TX 78702

or to such other address as may have been designated in a notice given in accordance with the provisions of this Section 17. Any notice delivered by overnight courier as aforesaid shall be deemed delivered one day after such notice is deposited with such courier.

     18. Tenant Improvements. Sublandlord shall deliver the Subleased Premises to Subtenant in their "as is" condition, with all moveable furniture removed and in broom clean condition. Subtenant shall, at its sole cost and expense, construct and build out the Subleased Premises. Subtenant shall conduct its own bidding process and shall use its selected construction manager to coordinate and manage the demolition and construction process. Subtenant's construction shall be made in accordance with plans and specifications prepared by Subtenant and approved by Sublandlord and Landlord, and in accordance with all applicable building codes. Subtenant shall provide the final plans and specifications to Sublandlord and Landlord prior to the commencement of demolition and construction. Sublandlord and Landlord shall approve (or disapprove) such plans and specifications within 3 business days of receipt, and approval shall not be unreasonably withheld. Subtenant may, from time to time, make minor modifications to the plans and specifications without the need to notify Sublandlord or Landlord. Subtenant shall notify Sublandlord and Landlord of material modifications to the plans and specifications throughout the construction process. Sublandlord and Landlord shall approve (or disapprove) such modifications within three business days of receipt, and approval shall not be unreasonably withheld. Material modifications are modifications that affect Building systems or the structural integrity of the Building. Subtenant shall have the right, at is sole cost and expense, to install and maintain its own security system in the Subleased Premises. Sublandlord and Landlord will not charge Subtenant a fee for reviewing Subtenant's plans for the construction of the Subleased Premises, and will not charge a construction management service fee. In addition, there will not be any charge for freight or passenger elevator use or hoists, electricity, water, air conditioning or other utilities (during generally accepted business hours) during the construction (including move in) period of the Subleased Premises. Subtenant shall keep the Subleased Premises and the Project free and clear of all liens.

     19. Parking. During the term of this Sublease, Sublandlord shall provide to Subtenant, at no charge, at least one parking space for use by Subtenant's employees, contractors, and visitors.

     20. Insurance.

         (a) Subtenant shall cause Sublandlord and the Landlord to be named as additional insureds on its liability insurance policies and to furnish a certificate of such coverage to Sublandlord, with a copy to Landlord. The amount of the insurance shall be Three Million Dollars ($3,000,000.00). Except for general public liability insurance, each such insurance policy carried by either Sublandlord or Subtenant shall include such a waiver of the insurer's rights of subrogation against the other parties and Landlord. Subtenant shall deliver a certificate of insurance to Sublandlord within thirty (30) days after delivery of possession of the Subleased Premises. Notwithstanding Section 8.4 of the Master Lease, Subtenant shall be obligated to deliver certificates of insurance as soon as possible, but not later than thirty (30) days after a scheduled expiration date. In no event shall Subtenant allow its insurance to lapse or expire.

         (b) Anything in this Sublease to the contrary notwithstanding, Landlord, Sublandlord and Subtenant hereby waive any and all rights or recovery, claim, action or cause of action against the others, their respective agents, officers, employees and shareholders, for any loss or damage that may occur to the Subleased Premises, the Premises, the Building or the Project, or any improvements thereto or contents thereof, by reason of fire, the elements or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin [including negligence of such parties, their agents, officers and employees,] [THIS IS BEING REVIEWED BY COUNSEL AND IS OPEN.]

     21. Indemnity. Subtenant hereby agrees to defend, indemnify and hold Sublandlord and Landlord harmless from and against any and all claims, losses and damages, including, without limitation, reasonable attorneys' fees and disbursements, which may at any time be asserted (a) against Sublandlord by the Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Master Lease which by reason of the provisions of this Sublease Subtenant is obligated to perform, or (b) against Sublandlord and/or Landlord by any person by reason of Subtenant's use and/or occupancy of the Subleased Premises. Sublandlord hereby agrees to defend, indemnify and hold Subtenant harmless from and against any and all claims, losses and damages, including, without limitation, reasonable attorneys' fees and disbursements, arising out of or relating to (i) Sublandlord's failure to perform its covenants, agreements and obligations hereunder, (ii) Sublandlord's default in the payment of rent as required by the Master Lease, or (iii) Sublandlord's action or failure to take an action which is a breach of the Master Lease which directly and materially affects Subtenant's quiet enjoyment under its Sublease. The provisions of this Section 21 shall survive the expiration or earlier termination of the Master Lease or this Sublease.

     22. Severability. If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

     23. Entire Agreement; Waiver. This Sublease contains the entire agreement between the parties hereto and shall be binding upon and inure, to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto, including Landlord.

     24. Captions and Definitions. Captions to the Sections in this Sublease are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Sublease. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Master Lease.

     25. Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease. Subtenant agrees to provide to Landlord promptly following request by Landlord, Estoppel Certificates meeting the requirements of Section 17 of the Master Lease, in the same fashion as Sublandlord has agreed therein to provide Estoppel Certificates to Landlord.

     26. Governing Law. This Sublease shall be governed by and in all respects construed in accordance with the internal laws of the State of Texas.

     27. Exhibits. Exhibits A, B, C, D, E, and F attached hereto are hereby made a part hereof.

     28. Consent of Landlord. The validity of this Sublease shall be subject to the Landlord's prior written consent hereto pursuant to the terms of the Master Lease, and if Landlord's consent shall not be obtained and a copy thereof delivered to Sublandlord and Subtenant within fifteen (15) days of the date hereof, Subtenant shall have the option to cancel this Sublease by notice to Sublandlord within thirty (30) days from the date hereof.

     Executed on the date first above written.

                         Sublandlord:

                         Micro-Media Solutions, Inc.,
                         a Texas corporation


                         By: /s/ Jose G. Chavez
                                 Jose G. Chavez
                         Title: President

                         By:/s/ Mitchell Kettrick
                         Title: Secretary or Treasurer


                         Subtenant:

                         GTE INTELLIGENT NETWORK SERVICES
                         INCORPORATED, a Delaware corporation

                         By: /s/ Ronald W. Kuypinski
                                 Ronald W. Kuypinski
                         Title: Vice-president, Corporate Real Estate


                         By:
                         Title:

                                     CONSENT


          1. Consent to Sublease. Landlord hereby consents to the foregoing Sublease for purposes of Section 11 of the Master Lease, and specifically agrees to comply with the terms of those paragraphs of the Sublease that require performance by Landlord.

          2. Options to Extend.

               2.1 Landlord further agrees to grant to Subtenant the option to enter into a direct lease with Landlord upon termination of the Sublease in 2008 upon the following terms and conditions. Regardless of whether Sublandlord exercises its option to renew the Master Lease pursuant to Section 6 of the Second Addendum, Subtenant's option to enter into a direct lease with Landlord shall commence in 2008, at the expiration of the initial term of the Master Lease, as defined in the Second Addendum. Sublandlord's right to renew the Master Lease shall not include the Subleased Premises if Subtenant elects to enter into a direct lease with Landlord for the Subleased Premises. Provided Subtenant is not in monetary default hereunder beyond any applicable notice and cure periods, Subtenant shall have two five-year options (each, an "Option"), at the rental amount described in Section 2.2 below, to lease directly from Landlord all of the Subleased Premises. In order to exercise an Option, Subtenant shall give Landlord written notice not later than 180 days prior to the termination date of this Sublease (and of the termination of the first Option term) of its intent to exercise the Option. If Subtenant exercises the Option for the first Option period, the Base Rent shall be the scheduled rent for the last year under Master Lease, increased by 3%, and the Base Rent shall increase by 3% each year of the Option period. If Subtenant exercises the Option for the second Option period, the Base Rent shall continue to increase by 3% per year. In addition to Base Rent, Subtenant shall pay its proportionate share (27.70%) of annual increases in Property Taxes for the Subleased Premises, over a base year of 1998; provided, however, that Subtenant shall not be obligated to pay increases that exceed a 10% increase per year. Landlord shall pay any increases in excess of 10% per year.

               2.2 If Subtenant does not exercise the first Option, it shall have no right to exercise the second Option.

               2.3 Except for the term and rental rate, the direct lease shall be on the same terms and conditions as this Sublease, including the incorporation of those terms of the Master Lease that are not inconsistent with the terms of the Sublease.

          3. Non-Disturbance/Subordination. Landlord hereby represents and warrants that neither the Project nor the Subleased Premises is currently subject to any mortgage or deed of trust. Subject to the requirement of the Nondisturbance Agreement set forth below, this Sublease shall be subject and subordinate to any mortgages or deeds of trust that may hereafter be placed against the Subleased Premises by Landlord and to any advances thereunder and to any interest thereon, and all renewals, replacements, and extensions thereof. Provided, however, that any mortgagee or trustee may elect by written notification to give the rights and interests of Subtenant under this Sublease priority over the lien of its mortgage or deed of trust. The subordination of this Sublease to any future mortgages or deeds of trust is expressly conditioned upon

Subtenant receiving from such mortgagee or holder of the lien of the deed of trust an agreement (the "Nondisturbance Agreement") pursuant to which such party agrees that the possession of the Subtenant under this Sublease shall not be disturbed, so long as Subtenant is not in default under this Sublease beyond any applicable cure period permitted under the Sublease or Master Lease. The Nondisturbance Agreement may be on such form and contain such other commercially reasonable terms as mortgagees or lienholders typically require in the ordinary course of business.

          4. Improvements to Building.

               4.1 Building Improvements. Subtenant shall have the right, at its sole cost and expense, to make the following improvements outside of the Subleased Premises, and within the Building (the "Building Improvements"). Subtenant shall conduct its own building process and shall use its selected contractor and subcontractors to construct the Building Improvements. The Building Improvements shall be constructed in accordance with plans and specifications prepared by Subtenant and approved by Landlord, and in accordance with all applicable building codes. Subtenant shall provide the final plans and specifications to Landlord prior to commencement of construction of the Building Improvements. Landlord shall approve (or disapprove) such plans and specifications within 3 business days of receipt, and approval shall not be unreasonably withheld. Subtenant may, from time to time, make minor modifications to the plans and specifications without the need to notify Landlord. Subtenant shall notify Landlord of material modifications to the plans and specifications or drawings throughout the construction process for the Building Improvements. Landlord shall approve (or disapprove) such modifications within three business days of receipt, and approval shall not be unreasonably withheld. Material modifications are modifications that affect Building systems or the structural integrity of the Building. Landlord will not charge Subtenant a fee for reviewing Subtenant's plans for the construction of the Building Improvements, and will not charge a construction management fee.

               4.2 Construction Details. The Building Improvements may include the following items, which are hereby approved in concept by Landlord. The plans and specifications or other drawings showing the details of these Building Improvements shall be delivered to Landlord for approval (as described in Paragraph 4.1 of this Consent) after the execution of this Sublease and Consent, but prior to the commencement of construction.

                    (a) Subtenant may connect the dry pipe fire protection system (including the valve, header, compressor, and piping from the header) to the Subleased Premises. The header and compressor may be placed in a new valve closet which may be constructed by Subtenant and located adjacent to the existing building fire sprinkler riser at the northeast corner of the Building. The valve, header, compressor, and piping shall be located outside of the Subleased Premises and within or around the Building and Project.

                    (b) Subtenant may tap off of the existing plumbing located in the restrooms to provide small quantities of water (estimated to be less than one gallon per day) to the Subleased Premises, the cost of which is deemed to be included in the Base Rent.

                    (c) Subtenant may run condenser drain line(s) from the HVAC condenser to the floor drain located in the restrooms.

                    (d) Subtenant may install normal, standby, and emergency exhaust fans (for a total of three fans) for the battery room. For ease of maintenance, the fans will be placed high in the ceiling space in the hall outside the battery room and outside of the Subleased Premises.

                    (e) Subtenant may install an electrical power conduit that runs from the power service entrance to the Subleased Premises.

                    (f) Subtenant may install a telephone conduit that runs from the telephone service entrance to the Subleased Premises.

                    (g) Subtenant may install a lightning protection system, including installation of lightning protection down conductors in ten (10) locations throughout the Building, at locations to be determined by Subtenant and reasonably approved by Landlord.

                    (h) Subtenant may install fiber-optic conduits at locations to be determined by Subtenant, and reasonably approved by Landlord.

                              LANDLORD:

                              WBH, Ltd.,
                              a Texas Limited Partnership

                              By: /s/ Will Houston
                              Title: President

                              By: /s/
                              Title: Boardmember

     EXHIBIT "C"

     EQUIPMENT LIST

                         M POP to 1600 SF

          2 ea.     -     Generator                    230KW
          2 ea.     -     20 ton Liebert
          2 ea.     -     Fan Coils
          2 ea.     -     Generator ATS
          1 ea.     -     2000 AMP DC System

Note - All generators will require either a propane, diesel or natural gas fuel system.

     EXHIBIT "D"

     ELECTRICAL REQUIREMENTS

     M POP to 1600
     SF 207KW (90% of Generator Capability)


     EXHIBIT "E"

     COLLOCATION AGREEMENT NOTICE AND AGREEMENT


TO:                         FROM:

Landlord                    GTE Intelligent
                                            ---------------------------
Sublandlord                 Network Services
                                              -------------------------
(Collectively,              Incorporated          ("Lessee's Customer")
Landlord and                ("Lessee")
Sublandlord are
referred to herein as
"Lessor")

LOCATION:                   501 Waller, Austin, Texas
DATE:
                            -------------------------------------

     RECITALS

     This Notice and Agreement is hereby given to Lessor by Lessee and Lessee's
Customer. Lessor and Lessee are the current parties to a Sublease dated        ,
as amended to date (the "Master Sublease"), concerning certain "Subleased Premises" (as defined in the Master Sublease) in Lessor's building at 501 Waller, Austin, Texas (the "Building"). Landlord is the master landlord under the Master Lease referred to in the Master Sublease. Lessee's Customer, concurrently herewith, is entering into a written agreement with Lessee calling for Lessee's Customer to have limited rights of access to and use of certain equipment space (the "Equipment Space") in the Subleased Premises for the installation and operation of equipment of Lessee's Customer. Such equipment will be connected with the telecommunications system of Lessee. Regardless of whether such written agreement is called by Lessee and Lessee's Customer a sublease, a license, or a collocation agreement, or is called by some other name, it is referred to herein as the "License". The Equipment Space is more specifically described in the License. As more specifically described in the Master Sublease, this Notice and Agreement is given to satisfy the conditions to the effectiveness of Lessors' advance consent in the Master Sublease to transactions such as this one.

     Therefore, in consideration of their mutual covenants in this Consent, Lessee and Lessee's Customer agree as follows for the benefit of Lessor:

     SPECIFIC TERMS

     1. Form of License. Lessee agrees to provide a redacted copy of the License to Lessor if Lessor so requests in writing.

     2. Master Sublease. Lessee and Lessee's Customer agree that the Master Sublease is and shall remain in all respects prior and superior to the License and is not being modified by the License. Lessor is not joining in nor bound by any agreement, representation or warranty contained in the License. Any matter that requires Lessor's approval under the Master Sublease shall continue to require such approval. Lessee's Customer shall obtain directly from Lessee any copies Lessee's customer requires of the applicable terms of the Master Sublease, and Lessor shall have no obligation in that regard. Upon any termination of the Master Sublease, whether due to agreement, default or expiration of the term, Lessee's Customer shall immediately surrender possession of the Subleased Premises, including the Equipment Space, to Lessor.

     3. Scope of Lessor's Consent. Lessor's advance consent shall not constitute or be construed as a consent to any other sublease, assignment, hypothecation, conveyance of any nature, license, collocation agreement or other agreement for use or occupancy of any portion of the Subleased Premises, except as provided in the Master Sublease.

     4. Additional Agreements by Lessee's Customer. Lessee's Customer agrees to use the Equipment Space only for the limited purposes described in the Recitals above, and to comply with all Lessor's Building Rules in effect from time to time of which Lessee's Customer has notice. Similarly, Lessee's Customer agrees not to violate any provisions of the Master Sublease. Without limiting the foregoing, Lessee's Customer agrees immediately to repair any damage to the Subleased Premises or Building caused by the installation, operation, maintenance or removal of the equipment of Lessee's Customer.

     Lessee's Customer hereby waives on behalf of itself, and agrees to defend, indemnify and hold harmless Lessor, and their respective officers, directors, shareholders, agents and employees (collectively, the "Lessor Group") from and against, any and all claims, actions, losses, expenses, and liabilities (collectively, "Claims") arising from or related in any way to the presence in or about the Subleased Premises or the Building (or use of the Subleased Premises or the Building) by Lessee's Customer or its employees, contractors, guests or invitees (including but not limited to Claims for bodily injury, Project damage, loss of data, or interruptions in service), arising out of any negligence of Lessee's Customer. Such waiver and indemnity agreement by Lessee's Customer shall not apply to Claims to the extent arising out of the negligence, wilful misconduct or breach of this Agreement by Lessor.

     Lessee's Customer shall maintain throughout the License term liability insurance with a combined single limit of at least $1,000,000 covering the activities of Lessee's Customer in and about the Building. Such insurance shall be issued by a carrier duly licensed in the State of Texas and having a rating of B + or better in Best's Insurance Guide. Such insurance shall include an endorsement naming Lessor as an additional insured with respect to any incidents in or about the Building and shall not be cancelable without at least 30 days' prior written notice to Lessor. Lessee's Customer shall provide to Lessor evidence reasonably acceptable to Lessor of such insurance coverage.

     5. Miscellaneous. This Notice and Agreement supersedes all prior oral and written offers or agreements between the parties with respect to its subject matter. This Notice and Agreement is part of and shall be attached to the Master Sublease. The Master Sublease may be amended only in a writing signed by Lessor and Lessee. All terms of the existing Master Sublease not expressly affected or altered by this Notice and Agreement remain in full force.

     IN WITNESS WHEREOF, this Notice and Agreement has been duly executed by the parties as of the date first above written.

LESSEE:                              LESSEE'S CUSTOMER:

GTE Intelligent Network
Services Incorporated,
a Delaware corporation

By:                                   By:
its                                   its

By:                                   By:
its                                   its

ACCEPTED AND AGREED:

LESSOR:                              LESSOR:

LANDLORD:                            SUBLANDLORD:
WBH, Ltd.,                           Micro-Media Solutions, Inc.,
a Texas limited partnership          a Texas corporation

By:                                  By:
its                                  its

By:                                  By:
its                                  its


     EXHIBIT F

     RENTS FOR INITIAL TERM

SUBLEASE             BASE RENT    ANNUAL     BASE RENT
YEAR      RENT/SF    PER MONTH   INCREASE     PER YEAR

1          3.75       3,125.00       0       37,500.00
2          3.86       3,218.75       3%      38,625.00
3          3.98       3,315.31       3%      39,783.75
4          4.10       3,414.77       3%      40,977.26
5          4.22       3,517.22       3%      42,206.58
6          4.35       3,622.73       3%      43,472.78
7          4.48       3,731.41       3%      44,776.96
8          4.61       3,843.36       3%      46,120.27
9          4.75       3,958.66       3%      47,503.88
10         4.89       4,077.42       3%      48,928.99